Exhibit 8.1

New York, June 30, 2008

Kookmin Bank

9-1, 2-ga, Namdaemoon-ro, Jung-gu

Seoul, Korea 100-703

Ladies and Gentlemen:

We have acted as counsel to Kookmin Bank (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) relating to the registration of shares of KB Financial Group Co., Ltd. common stock, par value (Won)5,000 per share. The shares will be issued by KB Financial Group in connection with a “comprehensive stock transfer” under Article 360-15 of the Korean Commercial Code, whereby holders of the Company’s common stock will transfer all of their shares to KB Financial Group, a new financial holding company, and in return will receive shares of KB Financial Group common stock. Pursuant to the stock transfer, holders of the Company’s American depositary shares and global depositary shares, each of which represents one share of the Company’s common stock, will receive one KB Financial Group American depositary share for every American depositary share or global depositary share they own.

We have participated in the preparation of the Registration Statement and have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other persons, as we have deemed relevant. We have made such investigations of law as we have deemed appropriate as a basis for the opinion set forth below.

Based upon the foregoing, please be advised that the statements made in the section in the prospectus entitled “Tax Considerations – United States Taxation” with respect to the stock transfer represent our opinion as to the material United States tax consequences relating to the stock transfer, subject to the limitations set forth therein.

We express no opinion as to the laws of any jurisdiction other than the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ JAMES A. DUNCAN
James A. Duncan, a Partner